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                                                                      EXHIBIT 12


                       PEN HOLDINGS, INC. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                                                                    Three Months Ended
                                                    Year Ended December 31,                              March 31,
                                     ----------------------------------------------------             ----------------
                                     1993        1994        1995        1996        1997             1997        1998
                                     ----        ----        ----        ----        ----             ----        ----
Income from continuing
   operations before income
   taxes.......................      $13,225     $ 9,821     $ 4,198     $ 5,596     $ 9,748          $  727      $1,384
                                     =======     =======     =======     =======     =======          ======      ======
Add:
   Fixed Charges, Excluding
   Capitalized Interest........        5,037       6,934      11,168       9,589       9,051           2,440       1,936
   Equity and Net Loss
   (Income) affiliate..........          230         102          12         206         (10)            244         464
                                     -------     -------     -------     -------     -------          ------      ------
   Net Earnings Available
   for Fixed Charges...........      $18,492     $16,857     $15,378     $15,391     $18,789          $3,411      $3,784
   Fixed Charges:
      Interest Expense.........        4,395       6,173      10,340       9,186       7,906           2,170       1,746
      Capitalized Interest.....           --          --          --          --          97              --         231
      Amortization of Debt
      Issuance Costs..............        65         174         434         308         933             248         124
      Interest Portion of Rent
      Expense.....................       577         587         394          95         212              22          66

Total Fixed Charges............      $ 5,037     $ 6,934     $11,168     $ 9,589     $ 9,148         $ 2,440     $ 2,167
   Ratio of Earnings to Fixed
   Charges.....................         3.67x       2.43x       1.38x       1.61x       2.05x           1.40x       1.75x
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

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